UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2022

Enjoy Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJYQ	*
Warrants to purchase common stock	ENJYWQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant’s common stock and warrants began trading exclusively on the OTC Pink Marketplace on July 11, 2022 under the symbols “ENJYQ” and “ENJWQ”, respectively.

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2022, Enjoy Technology, Inc. (the “Company”) and certain of its subsidiaries entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Asurion, LLC (the “Buyer”) to sell substantially all of its assets pursuant to a sale conducted under Section 363 of the U.S. Bankruptcy Code. The Purchase Agreement provides for aggregate consideration in the amount of up to $110,000,000 (“Purchase Price”) subject to various deductions including a $23,800,000 holdback amount (the “Holdback”). The Holdback is comprised of (i) deferred revenue, (ii) customer chargebacks, (iii) post-closing residuals and (iv) inventory losses, and such amount earned, if any, will be released to the Company within eight months following the closing of the transaction.

Pursuant to the Purchase Agreement, Buyer agreed to pay the Purchase Price, subject to various deductions, including the Holdback, the aggregate amount of any unpaid and outstanding sums under the DIP Facility (as defined in the Purchase Agreement), certain other filing fees, costs and expenses due in accordance with the DIP Facility and the Purchase Agreement and the amounts required to cure any defaults under contracts that will be assumed and assigned to Buyer pursuant to the Purchase Agreement. The sale is subject to the final order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and a hearing to approve the sale has been scheduled for August 12, 2022. The Purchase Price less all deductions is payable in cash upon closing of the sale.

Pursuant to the order of the Bankruptcy Court entered on July 26, 2022, in the event the Company consummates a sale transaction with another purchaser subject to the bidding and sale procedures, the Bankruptcy Court approved a breakup fee in the amount of $2,586,000.

The Purchase Agreement contains customary representations, warranties, covenants and closing conditions that are subject to certain limitations.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Purchase Agreement has been filed with this Current Report on Form 8-K to provide investors and security holders with information regarding the Purchase Agreement’s terms. They are not intended to provide any other factual information about Buyer. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of the specific date therein, were solely for the benefit of the parties to the Purchase Agreement and may be subject to important limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its subsidiaries. Moreover, information concerning the subject matter of such representations, warranties and covenants may change after the date of the Purchase Agreement containing them, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Credit Agreement

On July 25, 2022, the Company entered into a secured super-priority debtor in possession credit, guaranty and security agreement (the “Credit Agreement”) with Buyer, as lender (the “Lender”), and certain subsidiaries of the Company (together with the Company, the “Borrowers”), pursuant to which the Borrowers borrowed $55.0 million in multiple drawings (the “DIP Loans”) from the Lender on terms and conditions consistent with those set forth in that certain commitment letter attached as Exhibit 10.2 in the Company’s Current Report on Form 8-K filed on June 29, 2022. Upon entry by the Bankruptcy Court of the interim order authorizing and approving the DIP Loans on July 1, 2022, (i) the outstanding amount of the bridge loan under that certain senior secured credit, guaranty and security agreement, dated as of June 29, 2022, by and among the Borrowers and Lender, was converted to obligations under the Credit Agreement, and (ii) the Borrowers borrowed approximately $20.0 million under the DIP Loans. The Borrowers borrowed the remaining balance of the DIP Loans in the amount of $32.5 million on July 26, 2022, upon entry by the Bankruptcy Court of the final order authorizing and approving the Credit Agreement. The proceeds of the DIP Loans may be used by the Borrowers (i) to fund the costs of the administration of the bankruptcy cases (including professional fees and expenses and the section 363 sale processes), (ii) for working capital and other general corporate purposes, and (iii) to fund interest, fees and other payments related to the DIP Loans and Credit Agreement, in each case subject to the applicable orders of the Bankruptcy Court.

The DIP Loans have a scheduled maturity date of September 30, 2022, and will be due and payable in full in cash on such date or such earlier date as provided in the Credit Agreement, including as applicable (i) if a final order has not been entered in connection with the DIP Loans, by July 26, 2022, (ii) the acceleration of the DIP Loans and the termination of the DIP Commitments upon the occurrence of an event of default under the Credit Agreement, (iii) the effective date of any plan of reorganization, (iv) the date the Bankruptcy Court converts any of the chapter 11 cases to a case under chapter 7 of the Bankruptcy Code, (v) the date the Bankruptcy Court dismisses any of the chapter 11 cases, (vi) the consummation of the sale of all or substantially all of the Borrowers’ and its subsidiaries assets and (vii) the date an order is entered in any bankruptcy case appointing a chapter 11 trustee or examiner with enlarged powers. The DIP Loans bear interest at a rate of 12% per annum, accruing monthly, and such interest will be added to the principal amount of the loan and accrue additional interest thereafter and will be payable in kind. The Company must prepay principal on the DIP Loans upon the occurrence of certain events. The Company and all of its domestic subsidiaries are jointly and severally liable for the DIP Loans, and the DIP Loans are secured by substantially all assets of the Company and its domestic subsidiaries. The Credit Agreement contains customary affirmative and negative covenants and representations and warranties, including financial reporting obligations and certain limitations on indebtedness, liens, investments, distributions (including dividends), collateral, investments, mergers or acquisitions and corporate changes. The Credit Agreement also includes events of default, including payment defaults, breaches of provisions under the loan documents, certain losses or impairment of collateral and related security interests, the occurrence of certain events that could reasonably be expected to have a “material adverse effect” as set forth in the Credit Agreement, cross defaults to certain other contracts of the Company, certain bankruptcy or insolvency events, failure to provide budgets or financial reports and occurrence of a “change of control” as described in the Credit Agreement.

The foregoing description of the terms of the Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Credit Agreement, a copy of which is filed as Exhibit 10.2 and is incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

Exhibit No.

10.1	Asset Purchase Agreement by and between Asurion, LLC, Enjoy Technology, Inc., Enjoy Technology Operating Corp. and Enjoy Technology LLC, dated July 25, 2022.*

10.2	Secured Super-Priority Debtor in Possession Credit, Guaranty and Security Agreement and between Asurion, LLC, Enjoy Technology, Inc., Enjoy Technology Operating Corp. and Enjoy Technology LLC, dated July 25, 2022.*

104	Cover Page Interactive Data File, formatted in Inline XBRL (embedded within the Inline XBRL document).

*

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules (or similar attachments) have been omitted. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule (or similar attachment) upon request by the SEC. Pursuant to Item 601(a)(6) of Regulation S-K, certain personally identifiable information contained in this document, marked by brackets as [***] has been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENJOY TECHNOLOGY, INC.

Dated: July 28, 2022

	By:	/s/ Ron Johnson
Ron Johnson
Chief Executive Officer